Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Cesca Therapeutics Inc. on Form S-8 (File No. 333-227425) pertaining to 2016 Equity Incentive Plan, as amended and restated, Form S-8 (File No. 333-218082) pertaining to 2016 Equity Incentive Plan, Form S-8 (File No. 333-206996) pertaining to 2006 Equity Incentive Plan, Form S-8 (File No. 333-187197) pertaining to 2006 Equity Incentive Plan and 2012 Independent Director Equity Plan, Form S-8 (File No. 333-171564) pertaining to the Cesca Therapeutics Inc. 2006 Equity Incentive Plan, Form S-8 (File No. 333-140668) pertaining to the Cesca Therapeutics Inc. 2006 Equity Incentive Plan, Form S-8 (File No. 333-82900) pertaining to the Non-Qualified Independent Director Stock Option Agreement, Form S-3 (File No. 333-227426) of Cesca Therapeutics Inc., Form S-3, as amended (File No. 333-215638) of Cesca Therapeutics Inc., and Form S-3, as amended (File No. 333-212314) of Cesca Therapeutics Inc. of our report dated March 26, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Cesca Therapeutics Inc. as of December 31, 2018 and 2017 and for the year ended December 31, 2018, the transitional six months ended December 31, 2017 and the year ended June 30, 2017, which report is included in this Annual Report on Form 10-K of Cesca Therapeutics Inc. for the year ended December 31, 2018.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 26, 2019